Exhibit 99.1
Navigators' Net Income Up 66%

    NEW YORK--(BUSINESS WIRE)--Aug. 5, 2003--The Navigators Group, Inc. (NAVG/NASDAQ) reported net income increased 66% for the three months ended June 30, 2003 to $6,274,000 or $0.72 per share, compared to $3,774,000 or $0.43 per share reported for the same period in 2002. Included in these results were net realized capital gains of $0.06 per share and $0.01 per share for the three months ended June 30, 2003 and 2002, respectively. The combined loss and expense ratio for the second quarter of 2003 was 95.3%, compared to 98.9% for the same period in 2002.
    Total revenue increased 27% to $72,386,000 for the second quarter of 2003, compared to $56,920,000 for the same period during 2002. Gross written premium for the second quarter of 2003 was $141,192,000, an increase of 55% from the second quarter of 2002. Net written premium increased to $61,631,000, up 10%. Net investment income increased to $4,552,000, up 9%.
    Net income for the six month period ended June 30, 2003 was $11,108,000 or $1.27 per share, compared to $7,224,000 or $0.84 per share in 2002. Included in these results were net realized capital gains (losses) of $0.08 per share and $(0.01) per share for the six months ended June 30, 2003 and 2002, respectively. The combined loss and expense ratio for the first six months of 2003 was 95.9% compared to 98.1% for the same period in 2002.
    Total revenue increased 41% to $144,991,000 for the six months ended June 30, 2003 compared to $102,729,000 for the same period in 2002. Gross written premium for the first six months of 2003 was $315,894,000, an increase of 48% from the comparable period in 2002. Net written premium increased to $152,664,000, up 21%. Net investment income increased to $9,213,000, up 1%.
    Commenting on the results, Stanley A. Galanski, Chief Executive Officer, stated, "Each of our active businesses generated an underwriting profit, which is our primary objective. We continue to emphasize the importance of price adequacy over new business production and we are very encouraged by the level of rate increases attained in the second quarter over all product lines. While rate increases were largest in the professional liability and California casualty classes, ocean marine pricing continues to show positive rate change both in our insurance companies and at Lloyd's."
    "Navigators Marine & Energy Division had another strong quarter, with a relatively low level of loss activity and solid growth. Our Lloyd's operation, Syndicate 1221, made a meaningful contribution to our net income." Galanski continued, "Navigators Pro further solidified its market presence and continues to attain significant rate increases along with new business levels consistent with our expectations. Navigators Specialty achieved an underwriting profit for the quarter, executing its strategy of targeted rate increases while reducing policy count in its construction segment. Overall, the Company's cash flow from operations is very strong."
    The Navigators Group, Inc. is an international insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States and the United Kingdom.

    This press release may contain "forward looking statements" as defined in the Private Securities Litigation Act of 1995. We cannot assure that results which we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties which we face. Please refer to Navigators' most recent Forms 10-K and 10-Q for a description of Navigators' business and the important factors which may affect that business. Navigators undertakes no obligation to publicly update or revise any forward looking statement.


              THE NAVIGATORS GROUP, INC. AND SUBSIDIARIES
                         Financial Highlights

      (In thousands, except book value and net income per share)
                   (All figures are on a GAAP basis)


                   Three  Months  Ended     Six  Months  Ended
                         June 30,                 June 30,
                   ------------------       -------------------
                       (Unaudited)              (Unaudited)
Financial
 Highlights           2003     2002  Change    2003     2002    Change
-----------           ----     ----  ------    ----     ----    ------

Gross written
 premium           $141,192  $90,945    55% $315,894  $212,861     48%
Net written
 premium             61,631   56,094    10%  152,664   126,443     21%

Revenues:
  Net earned
   premium           65,264   50,923    28%  131,578    90,772     45%
  Commission
   income             1,486      993    50%    2,725     2,094     30%
  Net investment
   income             4,552    4,162     9%    9,213     9,104      1%
  Net realized
   capital gains
   (losses)             669      201   233%      887       (92)    NM
  Other income          415      641   -35%      588       851    -31%
                   --------- --------       --------- ---------
  Total revenues     72,386   56,920    27%  144,991   102,729     41%
                   --------- --------       --------- ---------

Operating
 expenses:
  Net losses and loss
   adjustment
   expenses incurred 43,291   32,406    34%   87,331    56,189     55%
  Commission
   expense            8,876   10,328   -14%   19,503    17,986      8%
  Other operating
   expenses          12,237    8,983    36%   23,824    18,870     26%
  Interest expense       87      145   -40%      184       305    -40%
                   --------- --------       --------- ---------
  Total operating
   expenses          64,491   51,862    24%  130,842    93,350     40%
                   --------- --------       --------- ---------

Income before
 income taxes         7,895    5,058    56%   14,149     9,379     51%
                   --------- --------       --------- ---------

Income tax expense    1,621    1,284    26%    3,041     2,155     41%
                   --------- --------       --------- ---------

Net income           $6,274   $3,774    66%  $11,108    $7,224     54%
                   ========= ========       ========= =========


Per Share Data
--------------
Net income per common
 share:
  Basic               $0.74    $0.45    64%    $1.31     $0.86     52%
  Diluted             $0.72    $0.43    67%    $1.27     $0.84     51%

Average common shares
 outstanding:
  Basic               8,516    8,457           8,505     8,446
  Diluted             8,757    8,677           8,741     8,617

Underwriting
 Ratios
------------
Loss Ratio             66.3%    63.6%           66.4%     61.9%
Expense Ratio          29.0%    35.3%           29.5%     36.2%
                   --------- --------       --------- ---------
Combined Ratio         95.3%    98.9%           95.9%     98.1%


                                            June 30, December 31,
Balance Sheet Data                            2003      2002
------------------                          --------- ---------

  Stockholders'
   equity                                   $187,131  $171,275      9%
  Book value per
   share                                       21.98     20.18      9%


NM - not meaningful
Note: Certain amounts for the prior period have been reclassified to conform to the presentation in the current period.

    CONTACT: The Navigators Group, Inc.
             Brad Wiley, 914-933-6025
             www.navg.com